Exhibit 99.1

For Information Contact:

Brett Maas

Hayden Communications (646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PDT 10/21/08

Iteris, Inc. Reports Second Quarter Revenue Growth of 12%

And Record Revenues of $19.1 Million

— The Company achieved $2.1M operating income and record Transportation

Systems backlog of $35.7M—

SANTA ANA, Calif. — October 21, 2008 – Iteris, Inc. (AMEX: ITI), a leader in the traffic management market that focuses on the application and development of advanced technologies, today reported financial results for its second fiscal quarter ended September 30, 2008.

For the quarter ended September 30, 2008, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $19.1 million, representing a 12.3 percent increase compared to net sales and contract revenues of $17.0 million reported in the same quarter of the prior fiscal year. The increase was primarily a result of a 29.2 percent increase in Transportation Systems revenues to $8.0 million. Roadway Sensors net sales for the quarter ended September 30, 2008 were $7.6 million while Vehicle Sensors net sales were $3.5 million.

Gross margins declined slightly to 41.3 percent in the second quarter compared to 42.8 percent in the prior year quarter mainly as a result of product mix. The Company expects the current mix to remain relatively the same for the remainder of its fiscal year.

Iteris Reports Second Quarter 2009 Financial Results

October 21, 2008

Operating expenses during the current quarter were $5.8 million representing an increase of 17.1 percent from $5.0 million in the prior year quarter. Operating expenses increased as a percent of net sales and contract revenues to 30.5 percent in the quarter ended September 30, 2008 from 29.2 percent in the prior year quarter, while declining from 36.7 percent reported in the quarter ended June 30, 2008.

Abbas Mohaddes, the Company’s president and chief executive officer, commented, “I am pleased to report strong revenue growth and solid profitability for our fiscal second quarter. I am particularly pleased with our Transportation Systems consulting segment, which reported outstanding growth when compared to the prior year quarter and currently has record backlog of $35.7 million. I believe this is a testament to our sales and marketing efforts and the need for our products and services despite the state of the overall economy.”

The Company reported operating income of $2.1 million and net income of $1.1 million, or $0.03 per share, for the quarter ended September 30, 2008 compared to operating income of $2.3 million and net income of $2.2 million, or $0.06 per share, in the same quarter of the prior fiscal year. In the prior year quarter, net income was positively affected by an income tax benefit of approximately $214,000 generated through the release of valuation allowance against certain deferred tax assets. There was no such release of valuation allowance for the quarter ended September 30, 2008.

For the six months ended September 30, 2008, net sales and contract revenues were $36.5 million, representing an increase of 11.5 percent compared to net sales and contract revenues of $32.7 million in the same period of the prior fiscal year. Operating income for the six months ended September 30, 2008 was $3.4 million compared to $3.9 million in the same period of the prior fiscal year. The Company reported net income of $1.7 million, or $0.05 per share, for the six months ended September 30, 2008 compared to net income of $3.3 million, or $0.09 per share, for the same period in the prior fiscal year.

Iteris Reports Second Quarter 2009 Financial Results

October 21, 2008

On October 16, 2008, the Company entered in a new $19.5 million credit facility with California Bank and Trust. The facility consists of a $12.0 million revolving line of credit, and a $7.5 million term loan, which should be available to the Company any time between now and May 2009 for the sole purpose of repaying the $7.8 million in outstanding convertible debentures. The Company currently has no borrowings on this new line of credit and had approximately $4.0 million of cash-on-hand as of September 30, 2008.  Additionally, on September 30, 2008, there were approximately 34.0 million shares of common stock outstanding.

 “Iteris completed the second fiscal quarter in the strongest financial position in company history,” Mr. Mohaddes continued, “We have significantly strengthened our balance sheet and access to working capital, demonstrating the confidence our bank has in Iteris’ markets, strategic plan, cash flow and the viability of our business.  While the recent turbulence in the US and global economies may adversely affect our business in ways that we cannot currently anticipate or control, we believe that the need and demand for Iteris’ products and services remains strong today. We plan to continue to diligently lay a solid foundation for future growth and profits.”

Operational Highlights

•                  Approximately $17.0 million in new Transportation Systems consulting contracts were signed during the quarter ended September 30, 2008. Transportation Systems consulting backlog at the end of the second fiscal quarter was at a record $35.7 million as of September 30, 2008, up from $28.5 million reported at the end of the prior fiscal quarter, and representing a year over year increase of 37%.

•                  On September 11, 2008, the Company announced it signed an agreement to begin distributing ENCOM’s wireless traffic control and monitoring solutions to the California and Florida traffic management markets. ENCOM Wireless Data Solutions, Inc. manufactures a complete line of pioneering spread spectrum wireless products, such as wireless interconnect, wireless broadband networking and video solutions, along with wireless contact closure systems.

•                  On August 18, 2008, the Company announced that it was selected by the Los Angeles County Metropolitan Transportation Authority (LACMTA) for a 30 month, $8.0 million bus signal priority system implementation for three Metro Rapid transit corridors in Los Angeles County, California.

Iteris Reports Second Quarter 2009 Financial Results

October 21, 2008

•                  On August 12, 2008, the Company announced the debut of EdgeConnect, its new remote communications module, at the Institute of Transportation Engineers (ITE) 2008 Annual Meeting and Exhibit, in Anaheim, California. EdgeConnect provides both local and remote management of data and video over Ethernet — enabling system operators to manage their Vantage® video detection systems more effectively by allowing the user to view real-time video. EdgeConnect’s advanced MPEG4/H.264 video compression ability minimizes bandwidth usage, and is scalable to fit bandwidth availability.

•                  On August 4, 2008, the Company announced that Iteris was named the exclusive distributor of Delphi’s Forward Collision Warning System for North American commercial vehicles. Iteris will utilize its highly successful commercial truck OEM and aftermarket sales channels and application engineering expertise to integrate Delphi’s radar-based technology into its product portfolio for heavy truck customers. Iteris will also be authorized to sell Delphi’s Side Alert blind spot warning system in North America.

•                  To date, 66 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 49,000 vehicles, while testing of the LDW systems continues with 85 heavy truck fleets that the Company estimates represent more than 157,000 vehicles.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the second quarter ended September 30, 2008 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until November 04, 2008.

About Iteris, Inc.

Iteris, Inc. is a leader in the traffic management market, focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion and improve the safety of surface transportation systems. Combining outdoor image processing, traffic engineering and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout the U.S., Europe, and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Iteris Reports Second Quarter 2009 Financial Results

October 21, 2008

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for our products and technologies, the Company’s acquisition strategies, and statements about our future performance, financial condition, operating results and product mix. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local budgetary issues, constraints and funding delays; the potential unforeseen impact of product offerings from competitors and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to further expand our vehicle detection and LDW revenues and technologies; our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option; our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our technologies; our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector and housing market, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2008	March 31, 2008
	(unaudited)
ASSETS:
Cash	$3,771	$421
Trade accounts receivable, net	14,634	13,108
Costs and estimated earnings in excess of billings on uncompleted contracts	4,304	5,351
Inventories	4,594	4,226
Prepaid expenses	425	371
Deferred tax assets	9,321	10,348
Property and equipment, net	3,455	3,467
Goodwill	27,774	27,774
Intangible assets, net	184	257
Other assets	269	322
Total assets	$68,731	$65,645

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$13,477	$13,243
Revolving line of credit	—	—
Unrecognized tax benefits	1,379	1,381
Term and other debt	12	244
Convertible debentures, net	7,648	7,566
Total liabilities	22,516	22,434
Total stockholders’ equity	46,215	43,211
Total liabilities and stockholders’ equity	$68,731	$65,645

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Six Months Ended September 30,
	2008	2007	2008	2007

Net sales and contract revenues:
Net sales	$11,078	$10,795	$21,604	$21,039
Contract revenues	7,988	6,181	14,904	11,694
Total net sales and contract revenues	19,066	16,976	36,508	32,733
Costs of net sales and contract revenues:
Cost of net sales	5,886	5,496	11,153	10,671
Cost of contract revenues	5,305	4,218	9,728	7,706
Gross profit	7,875	7,262	15,627	14,356
Operating expenses:
Selling, general and administrative	4,653	4,299	9,808	8,788
Research and development	1,122	627	2,332	1,621
Amortization of intangible assets	36	36	73	73
Total operating expenses	5,811	4,962	12,213	10,482
Operating income	2,064	2,300	3,414	3,874
Non-operating income (expense):
Other income, net	22	25	27	44
Interest expense, net	(198)	(369)	(396)	(732)

Income before income taxes	1,888	1,956	3,045	3,186
Income tax (provision) benefit	(821)	214	(1,312)	80
Net income	$1,067	$2,170	$1,733	$3,266

Earnings per share:
Basic	$0.03	$0.07	$0.05	$0.10
Diluted	$0.03	$0.06	$0.05	$0.09

Weighted average shares outstanding:
Basic	33,948	32,702	33,783	32,396
Diluted	34,959	34,591	34,949	34,454